Exhibit 23.7

Consent of DeGolyer and MacNaughton

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees, and to the incorporation by reference therein of our report dated February 28, 2015, concerning our opinion on the proved reserves as of December 31, 2014, included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

DeGolyer and MacNaughton

By:	/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton Texas Registered Engineering Firm F-716

Dallas, Texas

April 27, 2015